FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES INCREASE IN 2nd QUARTER EARNINGS

Covina, CA – February 2, 2011. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $2.3 million, or $0.24 per diluted share for the quarter ended December 31, 2010 and $4.0 million, or $0.43 per diluted share for the six months then ended. This compares to a net loss of $1.2 million, or $(0.13) per diluted share for the quarter ended December 31, 2009 and net income of $204,000, or $0.02 per diluted share for the six months then ended.

As previously announced the Company completed the conversion from a mutual holding company structure to a fully public stock holding company form of organization and related public offering. Kaiser Federal Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 6,375,000 shares of common stock in the offering at a purchase price of $10.00 per share.  The offering raised capital of $59.1 million which is net of costs of $4.7 million.  Concurrent with the completion of the offering, shares of K-Fed Bancorp common stock owned by public stockholders were exchanged for 0.7194 shares of the Company’s common stock.  At December 31, 2010, the Company had 9,558,960 shares outstanding.  All share and per share information for periods prior to the conversion has been revised to reflect the 0.7194 conversion ratio.

During the second fiscal quarter the Bank experienced continued improvement in delinquent loans and non-performing assets.  Delinquent loans 60 days or more totaled $11.0 million or 1.47% of total loans and non-performing assets totaled $28.6 million or 3.24% of total assets at December 31, 2010. Delinquent loans 60 days or more totaled $17.6 million or 2.28% of total loans and non-performing assets totaled $32.8 million or 3.79% of total assets at June 30, 2010. These declines were primarily a result of homes sold by borrowers through negotiated short sales and loans foreclosed on by the Bank.  The increased short sale and foreclosure activity has allowed the Bank to charge-off previously identified specific reserves. As a result, charge-off ratios increased to 0.52% for the six months ended December 31, 2010 as compared to 0.09% for the same period last year.  The ending balance of real estate owned remained unchanged at $1.4 million at December 31, 2010 as compared to June 30, 2010.

Provision for loan losses decreased to $200,000 for the quarter ended December 31, 2010 from $5.7 million for the same quarter last year. Provision for loan losses decreased to $950,000 for the six months ended December 31, 2010 from $6.5 million for the same period last year.  The decline in the provision is a result of the continued improvement in delinquent loans and non-performing assets.  The provision reflects management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.  The allowance for loan losses to non-performing loans was 45.18% at December 31, 2010 as compared to 42.32% at June 30, 2010.

Net interest margin increased to 3.65% for the quarter ended December 31, 2010 from 3.23% for the quarter ended December 31, 2009. Net interest margin increased to 3.53% for the six months ended December 31, 2010 from 3.04% for the same period last year. The increase in the net interest margin reflected a significant reduction in the cost of funds as a result of the low interest rate environment and repayment of $52.0 million in higher costing Federal Home Loan Bank advances during the past three months.

Total assets increased to $882.3 million at December 31, 2010 from $866.8 million at June 30, 2010 due primarily to an increase in cash and cash equivalents offset by a decrease in interest earning time deposits in other financial institutions and loans receivable.

Total deposits increased $8.2 million to $638.9 million at December 31, 2010 as compared to $630.7 million at June 30, 2010.  The increase was comprised of increases of $7.0 million in checking and savings balances and $5.0 million in money market balances offset by a decrease of $3.8 million in certificates of deposit.

Total stockholders’ equity, represented 17.38% of total assets and increased to $153.4 million at December 31, 2010 from $94.7 million at June 30, 2010 due to the completion of the conversion during the second fiscal quarter.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures;, changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2010
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31, 2010	June 30, 2010
Total assets	$882,324	$866,802
Gross loans receivable	745,108	771,294
Allowance for loan losses	(12,302)	(13,309)
Cash and cash equivalents	88,613	39,560
Total deposits	638,927	630,694
Borrowings	85,000	137,000
Total stockholders’ equity	$153,382	$94,705

Asset Quality Ratios:
Equity to total assets	17.38%	10.93%
Delinquent loans 60 days or more to total loans	1.47%	2.28%
Non-performing loans to total loans	3.65%	4.08%
Non-performing assets to total assets	3.24%	3.79%
Net charge-offs to average loans outstanding (YTD annualized)	0.52%	0.15%
Allowance for loan losses to total loans	1.65%	1.73%
Allowance for loan losses to non-performing loans	45.18%	42.32%

Selected Operating Data and Ratios:	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Interest income	$11,200	$11,217	$22,391	$22,537
Interest expense	(3,628)	(4,455)	(7,705)	(9,585)
Net interest income	7,572	6,762	14,686	12,952
Provision for loan losses	(200)	(5,650)	(950)	(6,515)
Net interest income after provision for loan losses	7,372	1,112	13,736	6,437
Noninterest income	1,115	1,193	2,213	2,393
Noninterest expense	(4,836)	(4,320)	(9,526)	(8,592)
Income (loss) before income tax expense	3,651	(2,015)	6,423	238
Income tax benefit (expense)	(1,381)	809	(2,388)	(34)
Net income (loss)	$2,270	$(1,206)	$4,035	$204

Net income (loss) per share – basic and diluted	$0.24	$(0.13)	$0.43	$0.02
Return (loss) on average assets (annualized)	1.04%	(0.55)%	0.92%	0.05%
Return (loss) on average equity (annualized)	7.28%	(5.15)%	7.20%	0.44%
Net interest margin (annualized)	3.65%	3.23%	3.53%	3.04%
Efficiency ratio	55.67%	54.30%	56.37%	55.99%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2010
(Dollars in thousands)

	At December 31,	At June 30,
Non-accrual loans:	2010	2010
Real estate loans:
One-to-four family	$12,883	$15,561
Multi-family residential	1,757	2,786
Commercial	1,629	—
Other loans:
Automobile	19	—
Home equity	—	63
Other	6	4
Troubled debt restructurings:
One-to-four family	7,582	9,193
Multi-family residential	686	1,179
Commercial	2,665	2,665
Total non-accrual loans	27,227	31,451

Real estate owned and repossessed assets:
Real estate:
One-to-four family	930	1,373
Multi-family residential	443	—
Commercial	—	—
Other:
Automobile	—	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	1,373	1,373
Total non-performing assets	$28,600	$32,824

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At December 31, 2010
Real estate loans:
One-to-four family	3	$960	21	$8,213	24	$9,173
Multi-family residential	—	—	1	1,757	1	1,757
Commercial	—	—	—	—	—	—
Other loans:
Automobile	—	—	3	19	3	19
Home equity	—	—	—	—	—	—
Other	—	—	2	6	2	6
Total loans	3	$960	27	$9,995	30	$10,955

At June 30, 2010
Real estate loans:
One-to-four family	3	$1,297	33	$13,373	36	$14,670
Multi-family residential	—	—	2	2,786	2	2,786
Commercial	—	—	—	—	—	—
Other loans:
Automobile	4	35	—	—	4	35
Home equity	—	—	1	63	1	63
Other	—	—	2	4	2	4
Total loans	7	$1,332	38	$16,226	45	$17,558